Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-223246, 333-216362, 333-209783, 333-205958, 333-202402, 333-194281, 333-186921, 333-179751, 333-175985, 333-172459 and, 333-163367 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Fortinet, Inc. and subsidiaries (the “Company”) (which expresses an unqualified opinion and included an explanatory paragraph related to the Company’s change in method of accounting for revenue in fiscal 2018 due to adoption of the new revenue standard), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 26, 2019